Exhibit 99

[Orient-Express Hotels Ltd. news release paper]

Contact:

Pippa Isbell	Kal Goldberg
Vice President Corporate Communications	Financial Dynamics
Tel: +44 20 7921 4065	Tel: +1 212 850 5731
E: pippa.isbell@orient-express.com	E: kal.goldberg@fd.com

FOR IMMEDIATE RELEASE

February 25, 2008

ORIENT-EXPRESS HOTELS REPORTS FOURTH QUARTER

AND FULL YEAR 2007 RESULTS.

Fourth Quarter 2007 highlights

•                  Fourth quarter total revenues of $151.2 million, up 12% over prior year

•                  Fourth quarter net earnings from continuing operations of $10.2 million, up 53% over prior year

•                  EPS from continuing operations of $0.24. Adjusted EPS of $0.25

•                  World-wide same store RevPAR up 10% in local currency, 14% in U.S. dollars

•                  Completed acquisition of land to develop a new ‘21’ hotel in New York

•                  Completed takeover of Hotel das Cataratas, Iguaçu Falls, Brazil

Full-Year highlights

•                  Full-year total revenues of $599.6 million, up 21% over prior year

•                  Full-year net earnings from continuing operations of $50.3 million, up 37% over prior year

•                  EPS from continuing operations of $1.19. Adjusted EPS of $1.25

•                  Full-year EBITDA of $154.1 million up 13%, adjusted EBITDA up 19% over prior year

•                  World-wide same store RevPAR up 11% in local currency, 15% in U.S. dollars

•                  Accelerated acquisitions of The Royal Scotsman and Afloat in France businesses in Europe

•                  Acquired land to build a hotel in Buzios, Brazil

Hamilton, Bermuda, February 25, 2008.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the fourth quarter and full year ended December 31, 2007.

For the fourth quarter, Orient-Express realized a GAAP net loss of $4.9 million (loss of $0.12 per common share) on revenue of $151.2 million compared with net earnings of $6.7 million ($0.16 per common share) on revenue of $135.2 million in the prior year period.   Adjusted net earnings from continuing operations which exclude certain items, including an impairment charge related to a strategic review of Bora Bora Lagoon Resort, were $10.4 million ($0.25 per common share) for the quarter, compared to adjusted net earnings from continuing operations of $9.2 million ($0.22 per common share) the previous year.  Revenue was up 12% over the fourth quarter of 2006.

For the year ended December 31, 2007 net earnings were $33.6 million ($0.79 per common share) compared with net earnings of $39.8 million ($0.98 per common share) in 2006.  Revenue increased 21% from $497.1 million in 2006 to $599.6 million in 2007.  Same store RevPAR increased 15% (11% in local currency) and EBITDA rose 13% from $136.7 million to $154.1 million.  Adjusted net earnings from continuing operations were $53.0 million ($1.25 per common share) compared to adjusted net  earnings from continuing operations of $41.4 million ($1.02 per common share) in 2006.  Adjusted EBITDA was $155.2 million, an increase of 19% over 2006.

Adjusted EBITDA for the quarter was $31.0 million compared with $32.9 million for the same period in 2006. The 2007 results were impacted by the unforeseen conflict in Burma which resulted in EBITDA $1.9 million lower than for the same period in 2006.  Additionally, the 2006 EBITDA included asset sales of $1.1 million and insurance credits of $2.7 million.

“We are extremely pleased to see that the luxury market continues to show strength, as reflected in Orient-Express’ year-end and fourth quarter results,” said Orient-Express Hotels President and CEO, Paul White.  “We believe that there will continue to be numerous opportunities for growth through acquisitions of properties, as well as through strategic organic expansion into key geographic markets.”

Business Highlights

Orient-Express continues to show strong progress in its existing pipeline of new properties, including those in Santa Barbara, California; New York; Brazil; Bali; and Peru, with properties progressing well within their schedules.  The most imminent opening is of Las Casitas del Colca, the luxury 20-room lodge in Peru’s Colca Canyon, which is scheduled to open on time in April 2008.

In Brazil, the company is reviewing some exciting contemporary designs for its planned boutique hotel and villa development in Buzios.  Work is scheduled to begin shortly on the renovation of the first 100 rooms at Hotel das Cataratas at Iguaçu Falls, of which the company took over management in October 2007.

In 2007, the company opened the purpose built spas at The Inn at Perry Cabin in St Michaels, Maryland and at the Copacabana Palace in Rio de Janeiro, Brazil.  The Copacabana Palace will be the site of a ‘destination bar’ which is scheduled to open in the second half of 2008.  Next month, the Librisa Spa at the Mount Nelson Hotel in Cape Town, South Africa, will be opening.  All of these projects reflect Orient-Express’ commitment to continue to focus on revenue growth across property types and regions.

The company also made significant investments in existing room stock and property enhancement last year and this will continue into the first quarter of 2008.  These investments include the opening of eight new suites at La Residencia, Majorca; the establishment of the Windsor Court Club Floors comprising 59 rooms and suites over four floors at the hotel in New Orleans; the renovation of Casa Limon and the new restaurant Andanza at Casa de Sierra Nevada in San Miguel de Allende, Mexico; the second phase renovation of room stock at the Grand Hotel Europe in St Petersburg, Russia; renovation of 12 rooms in the 48-room Governor’s Residence in Rangoon, Burma; and the creation of four new suites and junior suites at Hotel Cipriani in

Venice, Italy.  The company expects all of these projects to bring additional guests and revenue to the various properties in both the short and longer term.

The company’s Real Estate developments in St. Martin continue to move ahead on plan, with one of the seven villas being built at La Samanna scheduled to be ready for occupation in the third quarter.  The Cupecoy Yacht Club development is progressing well, with construction forecasts showing completion on time and within budget.  The company is now beginning the process of letting retail, restaurant and marina space.

Following a strategic review of the company’s assets, it has been decided to initiate a sale of Bora Bora Lagoon Resort.  Net earnings reflect an impairment charge to bring the property to current fair market value.  This impairment charge and the net earnings of the operation for 2007 and 2006 are shown in discontinued operations net of tax.  The amount included in discontinued operations, net of tax, was a loss of $16.6 million for the year 2007 and a gain of $3.1 million in 2006.

“As we described to our shareholders in our November investor day meeting, we have conducted strategic reviews of all our assets and set out specific plans for enhancing or divesting them based on their fit within our long-term objectives,” continued Paul White. “While our prime focus is on increasing returns on core properties and other assets, as well as select acquisitions, we will give consideration to disposing of properties which do not fit our plans or otherwise merit further investment. Bora Bora is the most recent example of that process.”

Regional Performance

In the quarter overall, same store RevPAR growth was up 14% in U.S. dollars (10% in local currency), while for the year, same store RevPAR increased 15% in U.S. dollars (11% in local currency).  These increases were driven entirely by rate with Europe showing the strongest RevPAR growth in the fourth quarter of 21% in U.S. dollars (12% in local currency), compared with the Rest of World RevPAR growth of 15% in U.S. dollars (12% in local currency) while the North America region was flat.

Europe:  For the fourth quarter, revenues were up 28% from $34.2 million in 2006 to $43.7 million in 2007.  EBITDA increased $1.4 million or 46% to $4.6 million.  The Italian hotels were substantially closed in the fourth quarter.  All other properties in the region showed solid revenue growth with the Hôtel de la Cité, Carcassonne, France; The Grand Hotel Europe, St Petersburg, Russia; and La Residencia, Majorca performing significantly ahead of their respective 2006 results.   For the year, EBITDA grew 35%, or $18.3 million to $71.0 million.  Every European property contributed to this growth, underpinned by same store RevPAR growth of 17% in U.S. dollars (10% in local currency).

North America:  EBITDA of owned hotels was $2.9 million in the fourth quarter, down $2.7 million on the 2006 result of $5.6 million.  The 2006 results included business interruption insurance proceeds of $2.7 million for Maroma Resort and Spa in Mexico.   For the year, EBITDA decreased $6.4 million to $13.2 million, due primarily to the performance of the Windsor Court hotel in New Orleans.

Southern Africa:  EBITDA in South Africa grew $0.5 million to $5.0 million in the fourth quarter, primarily due to better earnings at the Mount Nelson Hotel.  Orient-Express Safaris also experienced another strong quarter in this region, with EBITDA growing 97% to $0.6 million.  For the full year, EBITDA grew 28% to $13.5 million, with all five properties showing growth.

South America:  Revenues at the South American properties grew 40% to $17.3 million in the fourth quarter, which included $2.0 million from Cataratas, which recorded a loss at the EBITDA level.  Net of that loss, EBITDA declined $0.6 million to $4.7 million for the quarter.   For the year, EBITDA was $14.0 million, down $1.1 million on the same period in 2006.  The shortfall was a combination of the impact of the strong Brazilian Real on earnings in Brazil and the impact of the Cataratas acquisition.

Asia Pacific:   EBITDA for the region was flat compared to 2006.  The conflicts in Burma were reflected in a poor quarter for The Governor’s Residence which offset good growth for the Observatory Hotel.  EBITDA for the year was $2.1 million ahead

of 2006.   Every hotel in the region showed growth with the exception of The Governor’s Residence.

Hotel management and part-ownership interests:  Fourth quarter EBITDA was $6.4 million compared with $5.6 million in the year earlier period.  Hotel Ritz, Madrid and the hotels in Peru were largely responsible for these gains.  For the full year, EBITDA grew 20% to $23.8 million.  Half of this growth was derived from the performance of the Hotel Ritz, Madrid.

Restaurants:  EBITDA was $2.6 million compared with $4.1 million in the same quarter last year.  The 2006 result included a gain on sale of assets of $1.1 million.  For the year as a whole, the combination of the asset sales and the absence of earnings from Harry’s Bar in the first half of the year, when compared to 2006, saw EBITDA contract by $2.0 million to $4.6 million.

Tourist trains and river cruises:  This sector of the business had an exceptional year, with a fourth quarter EBITDA of $6.1 million, compared to $5.8 million in the prior year period.  Improvements from all areas of the portfolio were partially offset by the impact of the crisis in Burma on the Road to Mandalay.  For the full year, EBITDA grew 39% to $25.5 million, this growth being underpinned by the excellent performance of all of the train products

Real Estate:  In the fourth quarter, Cupecoy Yacht Club recorded an EBITDA of $1.6 million, compared to a loss of $0.1 million in the same period in 2006.   In the fourth quarter of 2006, the company sold the sample villa at St. Martin and there were 4 lot sales at Keswick.  There were no lot sales recorded in the fourth quarter of 2007.  Full year EBITDA was $4.1 million, up 17% on 2006.  This was primarily due to the Cupecoy Yacht Club.

Tax:   The company’s reported tax rate for the full year was 29%, inclusive of FIN 48 credits of $7.1 million.  This led to the company recording a tax credit of $0.4 million in the fourth quarter.

The appointment of Martin O’Grady as Chief Financial Officer in March 2008, which was announced in late 2007, completes the realignment of the Orient-Express’ senior management team.

The company noted that it expects business fundamentals to remain consistent with expectations, and that 2008 full year guidance on both RevPAR and EBITDA remain unchanged.

*********

Reconciliation and Adjustments

	Three months ended December 31		Twelve months ended December 31
$ ’000 – except per share amounts	2007	2006	2007	2006

EBITDA	30,489	32,019	154,128	136,677
Adjusted items:
Management restructuring and related charges (1)	501	—	3,352	—
Insurance related gain (2)	—	—	(2,312)	—
UK pension closure costs (3)	—	841	—	841
Gain on asset sales (4)	—	—	—	(6,619)
Adjusted EBITDA	30,990	32,860	155,168	130,899

US GAAP reported net earnings	(4,933)	6,657	33,642	39,767
Discontinued operations net of tax	15,156	39	16,621	(3,102)
Net earnings from continuing operations	10,223	6,696	50,263	36,665
Adjusted items:
Management restructuring and related charges (1)	501	—	3,352	—
Insurance related gain (2)	—	—	(1,664)	—
UK pension closure costs (3)	—	841	—	841
Gain on asset sales (net of tax) (4)	—	—	—	(3,294)
Forex loss/(gain) net of tax (5)	(306)	(366)	1,096	3,281
Write-off of deferred finance costs (6)	—	1,671	—	3,546
Depreciation write-off on El Encanto (7)	—	401	—	401
Adjusted net earnings from continuing operations	10,418	9,243	53,047	41,440
Reported EPS	(0.12)	0.16	0.79	0.98
Reported EPS from continuing operations	0.24	0.16	1.19	0.90
Adjusted EPS	0.25	0.22	1.25	1.02
Number of shares (millions)	42.5	42.2	42.4	40.7

(1)	The company incurred costs in 2007 relating to the restructuring of senior management made up principally of executive recruitment fees and additional director, legal and other advisory fees.
(2)	In 2007, the company recorded a gain on the settlement of insurance proceeds received for hurricane-damaged assets at Maroma Resort and Spa.
(3)	These costs were incurred in 2006 when the company closed its UK defined benefit pension plan to future benefit accrual.
(4)	In June 2006, the company sold at a gain its 49% investment in Harry’s Bar in London.
(5)	Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.
(6)	Deferred finance costs were written off in 2006 when the related indebtedness was refinanced.
(7)	In 2006, El Encanto closed for extensive renovation and certain fixtures and fittings were written off.

Management evaluates the operating performance of the company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.  Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the company’s core operations.  Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Tuesday, 26 February, 2008 at 10.00 hrs ET (15.00 GMT) which is accessible at +1 866 966 9439 (US toll free) or +44 (0)1452 555 566 (Standard International access).  The conference ID is 30317904.  A re-play of the conference call will be available until 5.00pm (ET) Tuesday, 4 March, 2008 and can be accessed by calling +1 866 247 4222 (US toll free) or +44 (0)1452 550 000 (Standard International) and entering replay access number 30317904.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended December 31, 2007

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended December 31
$ ’000 – except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	43,680	34,219
- North America	22,379	22,599
- Rest of World	41,790	33,589
Hotel management & part ownership interests	6,407	5,567
Restaurants	8,261	8,194
Trains & Cruises	23,724	19,469
Real Estate	4,988	11,606
Total (1)	151,229	135,243

Analysis of earnings
Owned hotels
- Europe	4,556	3,123
- North America	2,859	5,614
- Rest of World	11,900	12,357
Hotel management & part ownership interests	6,407	5,567
Restaurants	2,645	4,069
Trains & Cruises	6,066	5,787
Real Estate	1,443	2,758
Central overheads	(5,387)	(7,256)
EBITDA	30,489	32,019
Depreciation & amortization	(10,471)	(9,085)
Interest	(11,359)	(11,998)
Foreign exchange	1,138	938
Earnings before tax	9,797	11,874
Tax	426	(5,178)
Net earnings from continuing operations	10,223	6,696
Discontinued operations	(15,156)	(39)
Net earnings on common shares	(4,933)	6,657

Earnings per common share	(0.12)	0.16
Number of shares – millions	42.46	42.16

(1)	Comprises earnings from unconsolidated companies of $5,315,000 (2006 - $4,469,000) and revenue of $145,913,000 (2006 - $130,774,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended December 31, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	577	478
North America	387	348
Rest of World	323	267
Worldwide	408	340

Rooms Available (000’s)
Europe	78	72
North America	56	54
Rest of World	106	106
Worldwide	240	232

Rooms Sold (000’s)
Europe	38	36
North America	34	35
Rest of World	68	71
Worldwide	140	142

RevPAR (in U.S. dollars)
Europe	283	236
North America	239	223
Rest of World	207	180
Worldwide	239	208

			Change %
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	241	199	21%	12%
North America	215	216	0%	0%
Rest of World	207	180	15%	12%
Worldwide	219	192	14%	10%

ORIENT-EXPRESS HOTELS LTD

Twelve Months ended December 31, 2007

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Twelve months ended December 31
$ ’000 – except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	228,522	180,365
- North America	85,411	85,492
- Rest of World	128,771	101,979
Hotel management & part ownership interests	23,840	19,932
Restaurants	22,638	22,821
Trains & Cruises	90,522	70,342
Real Estate	19,908	16,144
Total (1)	599,612	497,075

Analysis of earnings
Owned hotels
- Europe	71,033	52,708
- North America	13,238	19,652
- Rest of World	35,611	31,615
Hotel management & part ownership interest	23,840	19,932
Restaurants	4,564	6,530
Trains & Cruises	25,481	18,316
Real Estate	4,121	3,514
Central overheads	(26,072)	(22,209)
Gain on sale of investment	—	6,619
Gain on disposal of fixed assets	2,312	—
EBITDA	154,128	136,677
Depreciation & amortization	(38,947)	(34,503)
Interest	(45,436)	(44,367)
Foreign exchange	917	(4,610)
Earnings before tax	70,662	53,197
Tax	(20,399)	(16,532)
Net earnings from continuing operations	50,263	36,665
Discontinued operations	(16,621)	3,102
Net earnings on common shares	33,642	39,767

Earnings per common share	0.79	0.98
Number of shares – millions	42.39	40.69

(1)                                  Comprises earnings from unconsolidated companies of $21,197,000 (2006 - $17,711,000) and revenue of $578,415,000 (2006 - $479,364,000)

ORIENT-EXPRESS HOTELS LTD

Twelve Months Ended December 31, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	686	584
North America	371	325
Rest of World	272	256
Worldwide	428	380

Rooms Available (000’s)
Europe	325	298
North America	222	212
Rest of World	408	354
Worldwide	955	864

Rooms Sold (000’s)
Europe	187	175
North America	141	148
Rest of World	259	222
Worldwide	587	545

RevPAR (in U.S. dollars)
Europe	396	342
North America	236	227
Rest of World	173	161
Worldwide	263	240

			Change %
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	419	357	17%	10%
North America	283	272	4%	4%
Rest of World	189	165	15%	14%
Worldwide	284	248	15%	11%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$ ’000	December 31 2007	December 31 2006

Assets

Cash	94,365	77,896
Accounts receivable	62,847	71,694
Due from related parties	30,406	19,939
Prepaid expenses	16,115	9,485
Inventories	45,756	34,618
Other assets held for sale	38,807	60,854
Real estate assets	57,157	35,821
Total current assets	345,453	310,307

Property, plant & equipment, net book value	1,273,956	1,134,811
Investments	147,539	130,042
Goodwill	133,497	117,760
Other intangible assets	21,660	20,149
Other assets	50,722	38,594
	1,972,827	1,751,663

Liabilities and Shareholders’ Equity

Working capital facilities	64,419	45,107
Accounts payable	30,132	25,017
Due to related parties	—	1,249
Accrued liabilities	62,246	54,285
Deferred revenue	35,545	25,448
Other liabilities held for sale	5,619	4,377
Current portion of long-term debt and capital leases	127,795	83,397
Total current liabilities	325,756	238,880

Long-term debt and obligations under capital leases	658,615	586,300
Deferred income taxes	119,112	106,598
Other liabilities	34,669	11,007
Minority interest	1,754	1,882

Shareholders’ equity	832,921	806,996
	1,972,827	1,751,663